Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

GENERAL CABLE CORPORATION

     We consent to the incorporation by reference in Registration Statements No. 333-28965, 333-31865, 333-31867, 333-31869, 333-31871, 333-59125, 333-89629, 333-51812, 333-51818, 333-51822 and 333-58792 of General Cable Corporation on Forms S-8 of our report dated January 29, 2003, which contains an unqualified opinion and includes an explanatory paragraph relating to a change in its method of accounting for certain inventory, appearing in this Annual Report on Form 10-K/A of General Cable Corporation for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP
Cincinnati, Ohio
August 29, 2003